EXHIBIT 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements (Nos. 33-17196, 33-44822, 33-44877, 33-44876, 33-22459, 33-38491, 33-54075, 33-54079, 33-54077, 333-47833, 333-28273, 333-38752, 333-62572, 333-62568) on Form S-8 and (Nos. 33-36001 and 333-60175) on Form S-3, of Wellman, Inc. of our report dated February 12, 2003, with respect to the consolidated balance sheets of Wellman International Limited and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Wellman, Inc.

KPMG
Chartered Accountants
Registered Auditors
Dublin, Ireland

26 March 2003